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                                                                       EXHIBIT 5

                                 Shea & Gardner
                         1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036

                                December 21, 1999

National Consumer Cooperative Bank
1401 Eye Street, NW
Washington, D.C.   20005

Ladies and Gentlemen:

     You have requested our opinion as counsel for National Consumer Cooperative Bank (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"), and the public offering by the Company of up to $350,000,000 of debt securities (the "Debt Securities") and preferred stock (the "Preferred Stock") (the "Debt Securities" and the "Preferred Stock" referred to collectively as the "Securities").

     We have examined the Company's Registration Statement on Form S-3 in the form filed with the Securities and Exchange Commission (Reg. No. 333-90457) (the "Registration Statement"). We further have examined the Charter of the Company contained at 12 U.S.C. Sections 3001-3051, and the bylaws and the minute books of the Company, including, without limitation, Resolutions No. 99-10 and 99-11 adopted by the Board of Directors of the Company (the "Board") at a meeting on July 31, 1999, and Resolution No. 99-12 adopted by the Board at a meeting on November 5, 1999 (the "Authorizing Resolutions"). In addition, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     The opinions expressed below are based on the following assumptions:

          (a) The issuance and sale of the Securities will be carried out (i) on the basis set forth in the Registration Statement, (ii) in conformity with the Authorizing Resolutions; (iii) in conformity with the appropriate authorizations, consents or exemptions under the securities or "blue sky" laws of the various States of the United States; and (iv) for the Debt Securities, in accordance with the applicable indenture referred to in the Registration Statement;




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National Consumer Cooperative Bank
December 21, 1999
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          (b)  The Registration Statement will become effective pursuant to the
               Securities Act;

          (c) The indenture referred to in the Registration Statement covering the subordinated Debt Securities will be duly executed and delivered by the parties thereto;

          (d) The bylaws of the Company will be amended, in accordance with the Authorizing Resolutions, to authorize the issuance of Preferred Stock; and

          (e) The Board will duly adopt resolutions establishing the terms of the Preferred Stock, and the issuance and sale of the Preferred Stock will be carried out in conformity with those resolutions.

     Based upon and subject to the foregoing, we are of the opinion that:

          (a) The Debt Securities, when properly issued and delivered against payment therefor in accordance with the foregoing assumptions, will be legally issued and binding obligations of the Company; and

          (b) The Preferred Stock, when properly issued and delivered against payment therefor in accordance with the foregoing assumptions, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name whenever it appears in the Registration Statement, any amendment thereto, and prospectus and any supplement thereto.

                                    Respectfully submitted,

                                    SHEA & GARDNER

                                    BY: /s/ Martin J. Flynn
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                                        Martin J. Flynn